As filed with the Securities and Exchange Commission on February 14, 2001
                                                    Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------

                                HESKA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                         77-0192527
(STATE OR OTHER JURISDICTION OF                           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NUMBER)

                              1613 PROSPECT PARKWAY
                          FORT COLLINS, COLORADO 80525
                                 (970) 493-7272
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                   ----------
                                ROBERT B. GRIEVE
                           CHIEF EXECUTIVE OFFICER AND
                              CHAIRMAN OF THE BOARD
                                HESKA CORPORATION
                              1613 PROSPECT PARKWAY
                          FORT COLLINS, COLORADO 80525
                                 (970) 493-7272
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                   ----------
                                   Copies to:
                             KAREN A. DEMPSEY, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                                   ONE MARKET
                         SPEAR STREET TOWER, SUITE 3300
                         SAN FRANCISCO, CALIFORNIA 94105
                                 (415) 947-2000
                               FAX: (415) 947-2099
                                   ----------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                   ----------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                       PROPOSED MAXIMUM       PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                 AMOUNT TO BE          OFFERING PRICE PER     AGGREGATE OFFERING        AMOUNT OF
      SECURITIES TO BE REGISTERED                REGISTERED                SHARE(1)               PRICE(1)         REGISTRATION FEE
----------------------------------------- ------------------------- ---------------------- ---------------------- ------------------
Common Stock, $0.001 par value per           4,573,000 shares             $1.1875              $5,430,438              $1,358
 share
====================================================================================================================================

(1) The price of $1.1875 per share, which was the average of the high and low prices of the Registrant's Common Stock on the Nasdaq National Market on February 9, 2001, is set forth solely for the purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act.
                                   ----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS

(Subject to Completion, dated February 14, 2001)

                                4,573,000 Shares

                                  [HESKA LOGO]

                                HESKA CORPORATION

                                  Common Stock

                                   ----------

         This prospectus relates to the public offering, which is not being underwritten, of up to 4,573,000 shares of our Common Stock which is held by some of our current stockholders. We issued these shares of our Common Stock to the selling stockholders identified in this prospectus in a private placement.

         The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

         Our Common Stock is listed on the Nasdaq National Market under the symbol "HSKA." On February 13, 2001, the closing price for our Common Stock was $1.125 per share.

                                   ----------

         INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                   ----------

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                The date of this Prospectus is ___________, 2001.

         No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Heska Corporation (referred to in this prospectus as "Heska," the "Company" and "we"), any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the public conference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13a, 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until our offering is completed.

         (1) Heska's Annual Report on Form 10-K, for the year ended December 31, 1999;

         (2) Heska's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

         (3) Heska's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

         (4) Heska's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

         (5) Heska's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 7, 2001; and

         (6) The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on April 24, 1997, and any further amendment or report filed hereafter for the purpose of updating any such description.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         Heska Corporation
         1613 Prospect Parkway
         Fort Collins, Colorado 80525
         (970) 493-7272

         You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                                HESKA CORPORATION

         We discover, develop, manufacture and market companion animal health products. We have a sophisticated scientific effort devoted to applying biotechnology to create a broad range of diagnostic, therapeutic and vaccine products for the large and growing companion animal health market. In addition to our diagnostic, therapeutic and vaccine products, we also sell veterinary diagnostic and patient monitoring instruments and offer diagnostic services in the United States and Europe to veterinarians. Our principal executive offices are located at 1613 Prospect Parkway, Fort Collins, Colorado 80525 and our telephone number is (970) 493-7272.

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially from those expressed or forecasted in any such forward-looking statements as a result of certain factors, including those set forth in "Risk Factors," as well as those noted in the documents incorporated herein by reference. In connection with forward-looking statements that appear in these disclosures, investors should carefully review the factors set forth in this prospectus under "Risk Factors."

                                  RISK FACTORS

         Our future operating results may vary substantially from period to period due to a number of factors, many of which are beyond our control. The following discussion highlights some of these factors and the possible impact of these factors on future results of operations. You should carefully consider these factors before making an investment decision. If any of the following factors actually occur, our business, financial condition or results of operations could be harmed. In that case, the price of our common stock could decline, and you could experience losses on your investment.

WE HAVE A HISTORY OF LOSSES AND MAY NEVER ACHIEVE PROFITABILITY.

         We have incurred net losses since our inception in 1988 and, as of September 30, 2000, we had an accumulated deficit of $169.0 million. We anticipate that we will continue to incur additional operating losses in the near term. These losses have resulted principally from expenses incurred in our research and development programs and from general and administrative and sales and marketing expenses. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE.

         We have incurred negative cash flow from operations since inception in 1988. We do not expect to generate positive cash flow sufficient to fund our operations in the near term. Moreover, based on our current projections, including the proceeds of our recent private placement, we may need to raise additional capital in the future. If necessary, we expect to raise this additional capital through one or more of the following:

         o        sale of additional securities;

         o        sale of various assets;

         o        licensing of technology; and

         o        sale of various products or marketing rights.

         Additional capital may not be available on acceptable terms, if at all. Furthermore, any additional equity financing would likely be dilutive to stockholders, and additional debt financing, if available, may include restrictive covenants which may limit our currently planned operations and strategies. If adequate funds are not available, we may be required to curtail our operations significantly and reduce discretionary spending to extend currently available cash resources, or to obtain funds by entering into collaborative agreements or other arrangements on unfavorable terms. If we fail to generate adequate funding on acceptable terms when we need to, our business could be substantially harmed. Our auditors have informed us that if we are unable to generate adequate funding for operations through December 31, 2001 by the time our Form 10-K for the year ended December 31, 2000 is filed, their report on our financial statements for the year ended December 31, 2000 will include an explanatory fourth paragraph because of substantial doubt regarding our ability to continue as a going concern.

WE HAVE LIMITED RESOURCES TO DEVOTE TO PRODUCT DEVELOPMENT AND
COMMERCIALIZATION. IF WE ARE NOT ABLE TO DEVOTE RESOURCES TO PRODUCT DEVELOPMENT AND COMMERCIALIZATION, WE MAY NOT BE ABLE TO DEVELOP OUR PRODUCTS.

         Our strategy is to develop a broad range of products addressing companion animal healthcare. We believe that our revenue growth and profitability, if any, will substantially depend upon our ability to:

         o        improve market acceptance of our current products;

         o        complete development of new products; and

         o        successfully introduce and commercialize new products.

         We have introduced some of our products only recently and many of our products are still under development. Because we have limited resources to devote to product development and commercialization, any delay in the development of one product or reallocation of resources to product development efforts that prove unsuccessful may delay or jeopardize the development of our other product candidates. If we fail to develop new products and bring them to market, our ability to generate revenues will decrease.

OUR SUCCESS DEPENDS ON COMMERCIALIZING OUR PRODUCTS.

         Because several of our current products, as well as a number of products under development, are unproven, we may need to expend substantial efforts in order to educate our customers about the uses of our products and to convince them of the need for our products. Our products may not achieve satisfactory market acceptance, and we may not successfully commercialize them on a timely basis, or at all. If any of our products do not achieve a significant level of market acceptance, demand for our products will not develop as expected and it is unlikely that we ever will become profitable.

WE MUST OBTAIN AND MAINTAIN COSTLY REGULATORY APPROVALS IN ORDER TO MARKET OUR PRODUCTS.

         Many of the products we develop and market are subject to extensive regulation by one or more of the United States Department of Agriculture, or USDA, the Food and Drug Administration, or FDA, the Environmental Protection Agency, or EPA, and foreign regulatory authorities. These regulations govern, among other things, the development, testing, manufacturing, labeling, storage, premarket approval, advertising, promotion, sale and distribution of our products. Satisfaction of these requirements can take several years and time needed to satisfy them may vary substantially, based on the type, complexity and novelty of the product. The effect of government regulation may be to delay or to prevent marketing of our products for a considerable period of time and to impose costly procedures upon our activities. We have experienced in the past, and may experience in the future, difficulties that could delay or prevent us from obtaining the regulatory approval or license necessary to introduce or market our products. Regulatory approval of our products may also impose limitations on the indicated or intended uses for which our products may be marketed.

         Among the conditions for regulatory approval is the requirement that our manufacturing facilities or those of our third party manufacturers conform to current Good Manufacturing Practices. The FDA and foreign regulatory authorities strictly enforce Good Manufacturing Practices requirements through periodic inspections. We can provide no assurance that any regulatory authority will determine that our manufacturing facilities or those of our third party manufacturers will conform to Good Manufacturing Practices requirements. Failure to comply with applicable regulatory requirements can result in sanctions being imposed on us or the manufacturers of our products, including warning letters, product recalls or seizures, injunctions, refusal to permit products to be imported into or exported out of the United States, refusals of regulatory authorities to grant approval or to allow us to enter into government supply contracts, withdrawals of previously approved marketing applications, civil fines and criminal prosecutions.

FACTORS BEYOND OUR CONTROL MAY CAUSE OUR OPERATING RESULTS TO FLUCTUATE, AND SINCE MANY OF OUR EXPENSES ARE FIXED, THIS FLUCTUATION COULD CAUSE OUR STOCK PRICE TO DECLINE.

         We believe that our future operating results will fluctuate on a quarterly basis due to a variety of factors, including:

         o        the introduction of new products by us or by our competitors;

         o        market acceptance of our current or new products;

         o        regulatory and other delays in product development;

         o        product recalls;

         o        competition and pricing pressures from competitive products;

         o        manufacturing delays;

         o        shipment problems;

         o        product seasonality; and

         o        changes in the mix of products sold.

         We have high operating expenses for personnel, new product development and marketing. Many of these expenses are fixed in the short term. If any of the factors listed above cause our revenues to decline, our operating results could be substantially harmed.

         Our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price probably would decline.

WE MUST MAINTAIN VARIOUS FINANCIAL AND OTHER COVENANTS UNDER OUR REVOLVING LINE OF CREDIT AGREEMENT.

         Under our revolving line of credit agreement with Wells Fargo Business Credit, Inc., we are required to comply with various financial and non-financial covenants, and we have made various representations and warranties. Among the financial covenants are requirements for monthly minimum book net worth, minimum quarterly net income and minimum cash balances or liquidity levels. Failure to comply with any of the covenants, representations or warranties would negatively impact our ability to borrow under the agreement. Our inability to borrow to fund our operations could materially harm our business.

A SMALL NUMBER OF LARGE CUSTOMERS ACCOUNT FOR A LARGE PERCENTAGE OF OUR REVENUES, AND THE LOSS OF ANY OF THEM COULD HARM OUR OPERATING RESULTS.

         We currently derive a substantial portion of our revenues from sales by our subsidiary Diamond, which manufactures various of our products and products for other companies in the animal health industry. Revenues from two Diamond customers comprised approximately 26% of our total revenues in the first nine months of 2000. No customer accounted for more than 10% of our total revenue during the nine months ended September 30, 1999. If we are not successful in maintaining our relationships with our customers and obtaining new customers, our business and results of operations will suffer.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY, WHICH COULD RENDER OUR PRODUCTS OBSOLETE OR SUBSTANTIALLY LIMIT THE VOLUME OF PRODUCTS THAT WE SELL. THIS WOULD LIMIT OUR ABILITY TO COMPETE AND ACHIEVE PROFITABILITY.

         We compete with independent animal health companies and major pharmaceutical companies that have animal health divisions. Companies with a significant presence in the animal health market, such as American Home Products, Bayer, IDEXX Laboratories, Inc., Intervet International B.V., Merial Ltd., Novartis, Pfizer Inc., Pharmacia & Upjohn, Inc. and Schering Plough Corporation, have developed or are developing products that compete with our products or would compete with them if developed. These competitors may have substantially greater financial, technical, research and other resources and larger, better-established marketing, sales, distribution and service organizations than us. In addition, IDEXX, which has products that compete with our heartworm diagnostic products, prohibits its distributors from selling competitors' products, including ours. Our competitors offer broader product lines and have greater name recognition than we do. Our competitors may develop or market technologies or products that are more effective or commercially attractive than our current or future products, or that would render our technologies and products obsolete. Further, additional competition could come from new entrants to the animal healthcare market. Moreover, we may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully. If we fail to compete successfully, our ability to achieve profitability will be limited.

WE HAVE LIMITED EXPERIENCE IN MARKETING OUR PRODUCTS, AND MAY BE UNABLE TO COMMERCIALIZE OUR PRODUCTS.

         The market for companion animal healthcare products is highly fragmented, with discount stores and specialty pet stores accounting for a substantial percentage of sales. Because we sell our companion animal health products only to veterinarians, we may fail to reach a substantial segment of the potential market, and we may not be able to offer our products at prices which are competitive with those of companies that distribute their products through retail channels. We currently market our products to veterinarians through a direct sales force and through third parties. To be successful, we will have to continue to develop and train our direct sales force or rely on marketing partnerships or other arrangements with third parties to market, distribute and sell our products. We may not successfully develop and maintain marketing, distribution or sales capabilities, and we may not be able to make arrangements with third parties to perform these activities on satisfactory terms. If we fail to develop a successful marketing strategy, our ability to commercialize our products and generate revenues will decrease.

WE HAVE GRANTED THIRD PARTIES SUBSTANTIAL MARKETING RIGHTS TO OUR PRODUCTS UNDER DEVELOPMENT. IF OUR CURRENT THIRD PARTY MARKETING AGREEMENTS ARE NOT SUCCESSFUL, OR IF WE ARE UNABLE TO DEVELOP OUR OWN MARKETING CAPABILITIES OR ENTER INTO ADDITIONAL MARKETING AGREEMENTS IN THE FUTURE, WE MAY NOT BE ABLE TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS.

         We have granted marketing rights to various of our products under development to third parties, including Novartis, Eisai and Ralston Purina. Novartis has the right to manufacture and market throughout the world (except in countries where Eisai has such rights) under the Novartis trade name any flea control vaccine or feline heartworm vaccine we develop on or before December 31, 2005. We have retained the right to co-exclusively manufacture and market these products throughout the world under our own trade names. Accordingly, we and Novartis may become direct competitors, with each party sharing revenues on the other's sales. We have also granted Novartis a right of first refusal pursuant to which, prior to granting rights to any third party for any products or technology we develop or acquire for either companion animal or food animal applications, we must first offer Novartis such rights. In Japan, Novartis also has the exclusive right, upon regulatory approval, to distribute our (1) heartworm diagnostic products, (2) trivalent and bivalent feline vaccines and
(3) various other Heska products. Eisai has exclusive rights in Japan and most countries in East Asia to market our feline and canine heartworm vaccines, and our feline and canine flea control vaccines. In addition, we have granted Ralston Purina the exclusive rights to develop and commercialize our discoveries, know-how and technologies in various companion animal nutritional products.

         Our agreements with our corporate marketing partners generally contain no minimum purchase requirements in order for them to maintain their exclusive or co-exclusive marketing rights. Novartis, Eisai or Ralston Purina or any other collaborative party may not devote sufficient resources to marketing our products. Furthermore, there is nothing to prevent Novartis, Eisai or Ralston Purina or any other collaborative party from pursuing alternative technologies or products that may compete with our products. If we fail to develop and maintain our own marketing capabilities, we may find it necessary to continue to rely on potential or actual competitors for third-party marketing assistance. Third party marketing assistance may not be available in the future on reasonable terms, if at all. If any of these events occur, we may not be able to develop and commercialize our products and our revenues will decline.

WE MAY FACE COSTLY INTELLECTUAL PROPERTY DISPUTES.

         Our ability to compete effectively will depend in part on our ability to develop and maintain proprietary aspects of our technology and either to operate without infringing the proprietary rights of others or to obtain rights to technology owned by third parties. We have United States and foreign-issued patents and are currently prosecuting patent applications in the United States and with various foreign countries. Our pending patent applications may not result in the issuance of any patents or that any issued patents will offer protection against competitors with similar technology. Patents we receive may be challenged, invalidated or circumvented in the future or the rights created by those patents may not provide a competitive advantage. We also rely on trade secrets, technical know-how and continuing invention to develop and maintain our competitive position. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

         The biotechnology and pharmaceutical industries have been characterized by extensive litigation relating to patents and other intellectual property rights. In 1998, Synbiotics Corporation filed a lawsuit against us alleging infringement of a Synbiotics patent relating to heartworm diagnostic technology, and this litigation remains ongoing. We may become subject to additional patent infringement claims and litigation in the United States or other countries or interference proceedings conducted in the United States Patent and Trademark Office to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings, and related legal and administrative proceedings are costly, time-consuming and distracting. We may also need to pursue litigation to enforce any patents issued to us or our collaborative partners, to protect trade secrets or know-how owned by us or our collaborative partners, or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceeding will result in substantial expense to us and significant diversion of the efforts of our technical and management personnel. Any adverse determination in litigation or interference proceedings could subject us to significant liabilities to third parties. Further, as a result of litigation or other proceedings, we may be required to seek licenses from third parties which may not be available on commercially reasonable terms, if at all.

         We license technology from a number of third parties. The majority of these license agreements impose due diligence or milestone obligations on us, and in some cases impose minimum royalty and/or sales obligations on us, in order for us to maintain our rights under these agreements. Our products may incorporate technologies that are the subject of patents issued to, and patent applications filed by, others. As is typical in our industry, from time to time we and our collaborators have received, and may in the future receive, notices from third parties claiming infringement and invitations to take licenses under third party patents. It is our policy that when we receive such notices, we conduct investigations of the claims they assert. With respect to the notices we have received to date, we believe, after due investigation, that we have meritorious defenses to the infringement claims asserted. Any legal action against us or our collaborators may require us or our collaborators to obtain one or more licenses in order to market or manufacture affected products or services. However, we cannot assure you that we or our collaborators will be able to obtain licenses for technology patented by others on commercially reasonable terms, that we will be able to develop alternative approaches if unable to obtain licenses, or that the current and future licenses will be adequate for the operation of our businesses. Failure to obtain necessary licenses or to identify and implement alternative approaches could prevent us and our collaborators from commercializing our products under development and could substantially harm our business.

WE HAVE LIMITED MANUFACTURING EXPERIENCE AND CAPACITY AND RELY SUBSTANTIALLY ON THIRD PARTY MANUFACTURERS. THE LOSS OF ANY THIRD PARTY MANUFACTURERS COULD LIMIT OUR ABILITY TO LAUNCH OUR PRODUCTS IN A TIMELY MANNER, OR AT ALL.

         To be successful, we must manufacture, or contract for the manufacture of, our current and future products in compliance with regulatory requirements, in sufficient quantities and on a timely basis, while maintaining product quality and acceptable manufacturing costs. In order to increase our manufacturing capacity, we acquired Diamond in April 1996 and Center Laboratories, Inc., or Center, in July 1997. Center was sold in June 2000. We must complete significant improvements in our manufacturing infrastructure in order to scale up for the manufacturing of our new products. We may not complete such work successfully or on a timely basis.

         We currently rely on third parties to manufacture those products we do not manufacture at our Diamond facility. We currently have supply agreements with Quidel Corporation for various manufacturing services relating to our point-of-care diagnostic tests and with Centaq, Inc. for the manufacture of our own allergy immunotherapy treatment sets. Our manufacturing strategy presents the following risks:

         o Delays in the scale-up to quantities needed for product development could delay regulatory submissions and commercialization of our products in development;

         o Our manufacturing facilities and those of our third party manufacturers are subject to ongoing periodic unannounced inspection by regulatory authorities, including the FDA, USDA and other federal and state agency's for compliance with strictly enforced Good Manufacturing Practices regulations and similar foreign standards, and we do not have control over our third-party manufacturers' compliance with these regulations and standards;

         o If we need to change to other commercial manufacturing contractors, additional regulatory licenses or approvals must be obtained for these contractors prior to our use. This would require new testing and compliance inspections. Any new manufacturer would have to be educated in, or develop substantially equivalent processes necessary for the production of our products;

         o If market demand for our products increases suddenly, our current manufacturers might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market demand; and

         o We may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

         Any of these factors could delay commercialization of our products under development, interfere with current sales, entail higher costs and result in our being unable to effectively sell our products.

         Our agreements with various suppliers of the veterinary medical devices require us to meet minimum annual sales levels to maintain our position as the exclusive distributor of these devices. We may not meet these minimum sales levels in the future, and maintain exclusivity over the distribution and sale of these products. If we are not the exclusive distributor of these products, competition may increase.

WE DEPEND ON PARTNERS IN OUR RESEARCH AND DEVELOPMENT ACTIVITIES. IF OUR CURRENT PARTNERSHIPS AND COLLABORATIONS ARE NOT SUCCESSFUL, WE MAY NOT BE ABLE TO DEVELOP OUR TECHNOLOGIES OR PRODUCTS.

         For various of our proposed products, we are dependent on collaborative partners to successfully and timely perform research and development activities on our behalf. These collaborative partners may not complete research and development activities on our behalf in a timely fashion, or at all. If our collaborative partners fail to complete research and development activities, or fail to complete them in a timely fashion, our ability to develop technologies and products will be impacted negatively and our revenues will decline.

WE DEPEND ON KEY PERSONNEL FOR OUR FUTURE SUCCESS. IF WE LOSE OUR KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, WE MAY BE UNABLE TO ACHIEVE OUR GOALS.

         Our future success is substantially dependent on the efforts of our senior management and scientific team. The loss of the services of members of our senior management or scientific staff may significantly delay or prevent the achievement of product development and other business objectives. Because of the specialized scientific nature of our business, we depend substantially on our ability to attract and retain qualified scientific and technical personnel. There is intense competition among major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions for qualified personnel in the areas of our activities. If we lose the services of, or fail to recruit, key scientific and technical personnel, the growth of our business could be substantially impaired.

WE MAY FACE PRODUCT RETURNS AND PRODUCT LIABILITY LITIGATION AND THE EXTENT OF OUR INSURANCE COVERAGE IS LIMITED. IF WE BECOME SUBJECT TO PRODUCT LIABILITY CLAIMS RESULTING FROM DEFECTS IN OUR PRODUCTS, WE MAY FAIL TO ACHIEVE MARKET ACCEPTANCE OF OUR PRODUCTS AND OUR BUSINESS COULD BE HARMED.

         The testing, manufacturing and marketing of our current products as well as those currently under development entail an inherent risk of product liability claims and associated adverse publicity. Following the introduction of a product, adverse side effects may be discovered. Adverse publicity regarding such effects could affect sales of our other products for an indeterminate time period. To date, we have not experienced any material product liability claims, but any claim arising in the future could substantially harm our business. Potential product liability claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of the policy. We may not be able to continue to obtain adequate insurance at a reasonable cost, if at all. In the event that we are held liable for a claim against which we are not indemnified or for damages exceeding the $10 million limits of our insurance coverage or which results in significant adverse publicity against us, we may lose revenue and fail to achieve market acceptance.

WE MAY BE HELD LIABLE FOR THE RELEASE OF HAZARDOUS MATERIALS, WHICH COULD RESULT IN EXTENSIVE COSTS WHICH WOULD HARM OUR BUSINESS.

         Our products and development programs involve the controlled use of hazardous and biohazardous materials, including chemicals, infectious disease agents and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by applicable local, state and federal regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any fines, penalties, remediation costs or other damages that result. Our liability for the release of hazardous materials could exceed our resources, which could lead to a shut down of our operations. In addition, we may incur substantial costs to comply with environmental regulations as we expand our manufacturing capacity.

WE EXPECT TO EXPERIENCE VOLATILITY IN OUR STOCK PRICE, WHICH MAY AFFECT OUR ABILITY TO RAISE CAPITAL IN THE FUTURE OR MAKE IT DIFFICULT FOR INVESTORS TO SELL THEIR SHARES.

         The securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market prices of securities of many publicly-held biotechnology companies have in the past been, and can in the future be expected to be, especially volatile. For example, in the last twelve months our stock price has ranged from a low of $0.59375 to a high of $6.00. Fluctuations in the trading price or liquidity of our common stock may adversely affect our ability to raise capital through future equity financings. Factors that may have a significant impact on the market price and marketability of our common stock include:

         o announcements of technological innovations or new products by us or by our competitors;

         o        our quarterly operating results;

         o        releases of reports by securities analysts;

         o developments or disputes concerning patents or proprietary rights;

         o        regulatory developments;

         o        developments in our relationships with collaborative partners;

         o        changes in regulatory policies;

         o        litigation;

         o        economic and other external factors; and

         o        general market conditions.

         In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. If a securities class action suit is filed against us, we would incur substantial legal fees and our management's attention and resources would be diverted from operating our business in order to respond to the litigation.

IF WE FAIL TO MEET NASDAQ NATIONAL MARKET LISTING REQUIREMENTS, OUR COMMON STOCK WILL BE DELISTED AND BECOME ILLIQUID.

         Our common stock is currently listed on the Nasdaq National Market. Nasdaq has requirements we must meet in order to remain listed on the Nasdaq National Market. If we continue to experience losses from our operations or we are unable to raise additional funds, we might not be able to maintain the standards for continued quotation on the Nasdaq National Market, including a minimum bid price requirement of $1.00. If the minimum bid price of our common stock were to remain below $1.00 for 30 consecutive trading days, or if we were unable to continue to meet Nasdaq's standards for any other reason, our common stock could be delisted from the Nasdaq National Market.

         If as a result of the application of these listing requirements, our common stock were delisted from the Nasdaq National Market, our stock would become harder to buy and sell. Further, our stock could be subject to what are known as the "penny stock" rules. The penny stock rules place additional requirements on broker-dealers who sell or make a market in such securities. Consequently, if we were removed from the Nasdaq National Market, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline. As a result, the ability for investors to resell shares of our common stock could be adversely affected.

THE COMMON STOCK SOLD IN THIS OFFERING WILL INCREASE THE SUPPLY OF OUR COMMON STOCK ON THE PUBLIC MARKET, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

         The sale into the public market of the common stock to be sold in this offering could adversely affect the market price of our common stock. Most of our shares of common stock outstanding are eligible for immediate and unrestricted sale in the public market at any time. Once the registration statement of which this prospectus forms a part is declared effective, the 4,573,000 shares of common stock covered by this prospectus will be eligible for immediate and unrestricted resale into the public market. The presence of these additional shares of common stock in the public market may further depress our stock price.

                                 USE OF PROCEEDS

         Heska will not receive any of the proceeds from the sale of the shares offered by this prospectus. All proceeds from the sale of the shares offered hereby will be for the account of the selling stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution."


                              SELLING STOCKHOLDERS

         The following table sets forth as of February 9, 2001, the name of each of the selling stockholders, the number of shares of common stock that each selling stockholder owns, the number of shares of common stock owned by each selling stockholder that may be offered for sale from time to time by this prospectus, and the number of shares of common stock to be held by each selling stockholder assuming the sale of all the common stock offered hereby.

         Some of the selling stockholders may distribute their shares, from time to time, to their limited and/or general partners, who may sell shares pursuant to this prospectus. Each selling stockholder may also transfer shares owned by him by gift, and upon any such transfer the donee would have the same right of sale as the selling stockholder.

         The shares being offered by the selling stockholders were acquired in connection with a private placement on February 6, 2001. Except as set forth below, none of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of our common stock. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

                                                                                          NUMBER OF
                                                                                           SHARES
                                                             SHARES BENEFICIALLY OWNED      BEING       SHARES BENEFICIALLY OWNED
NAME OF SELLING STOCKHOLDER                                       PRIOR TO OFFERING(1)     OFFERED        AFTER OFFERING(1)(2)
---------------------------                                  -------------------------    ----------    -------------------------
                                                               NUMBER        PERCENT                     NUMBER          PERCENT
                                                             ---------       ---------                  ---------        -------
State of Wisconsin Investment Board ...................       6,468,000       16.73%      1,000,000       5,468,000      14.15%
Charter Ventures II, L.P.(3) ..........................       6,206,924       16.06%      1,000,000       5,206,924      13.47%
Lombard Odier & Cie(4).................................       2,774,200        7.18%      1,000,000       1,774,200       4.59%
Edith W. Martin, Ph.D.(5) .............................          38,500           *          36,000           2,500          *
National Federation of Independent Business (NFIB)
  Corp Acct(6) ........................................         172,000           *          77,000          95,000          *
Norwalk Employees' Pension Plan(6) ....................         258,000           *         108,000         150,000          *
Public Employee Retirement System of Idaho(6) .........       1,135,000        2.94%        385,000         750,000       1.94%
City of Stamford Firemen's Pension Fund(6) ............         138,000           *          38,000         100,000          *
Lazar Foundation(6) ...................................          63,000           *          38,000          25,000          *
Roanoke College(6) ....................................         138,000           *          38,000         100,000          *
HBL Charitable Unitrust(6) ............................          38,000           *          38,000              --         --
Psychology Associates(6) ..............................          58,000           *          38,000          28,000          *
Peter Looram(6) .......................................          73,000           *          38,000          35,000          *
Mary C. Anderson(6) ...................................          77,000           *          77,000              --          *
Murray Capital, LLC(6) ................................          38,000           *          38,000              --         --
The Meehan Investment Partnership I, L.P.(6) ..........          98,000           *          58,000          40,000          *
Domenic J. Mizio(6) ...................................         132,000           *          77,000          55,000          *
Theeuwes Family Trust, Felix Theeuwes Trustee(6) ......          77,000           *          77,000              --         --
Wells Family LLC(6) ...................................         231,000           *         231,000              --         --
Albert L. Zesiger(6) ..................................         222,000           *         115,000         107,000          *
Barrie Ramsay Zesiger(6) ..............................         133,000           *          58,000          75,000          *
John J. & Catherine H. Kayola(6) ......................           8,000           *           8,000              --         --

----------

*   Represents less than 1% of our common stock.

(1) Based on 38,655,758 shares outstanding as of February 9, 2001.

(2) Assumes that each selling stockholder sells all shares registered under this registration statement. However, to our knowledge, there are no agreements, arrangements or understandings with respect to the sale of any of our common stock, and each selling stockholder may decide not to sell his shares that are registered under this registration statement.

(3) Represents 3,386,510 shares and options to purchase 1,000 shares of our common stock held by Charter Ventures and 2,818,414 shares and options to purchase 1,000 shares of our common stock held by Charter Ventures II, L.P., with respect to which Mr. A. Barr Dolan, one of our directors, disclaims beneficial ownership except to the extent of his proportionate share therein. Mr. Dolan is a general partner of each of Charter Ventures and Charter Ventures II, L.P., and may be deemed a beneficial owner of the shares held by such entities because of shared voting power with respect to such shares.

(4) Shares listed consist of 2,755,000 shares held as custodian for the Lombard Odier Nutrition Fund, over which Lombard Odier & Cie and Lombard Odier Fund Managers S.A. share voting and dispositive power, and 19,200 shares held for the benefit of private and institutional clients. Such clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares and retain sole voting power with respect to such shares.


(5) Dr. Edith Martin is one of our directors. The amount of shares beneficially owned includes 2,500 shares of common stock issuable upon exercise of stock options currency exercisable with 60 days of February 9, 2001.

(6) Zesiger Capital Group LLC acted as the agent and attorney-in-fact for this selling stockholder in connection with the stockholder's acquisition from us of the shares offered by this selling stockholder under this prospectus. Zesiger Capital Group LLC is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940. This selling stockholder is an advisory client of Zesiger Capital Group LLC, and the shares offered by this selling stockholder under this prospectus are held in a discretionary client account managed by Zesiger Capital Group LLC. Zesiger Capital Group LLC disclaims beneficial ownership of these shares.

                              PLAN OF DISTRIBUTION

         Heska is registering 4,573,000 shares of Common Stock, par value of $0.001 per share on behalf of certain selling stockholders. Heska will receive no proceeds from this offering. The shares may be offered by certain stockholders of Heska or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. The shares were originally issued by Heska in connection with the Stock Purchase Agreement between Heska and the selling stockholders, dated February 1, 2001 (the "Stock Purchase Agreement"). The shares are being registered by Heska pursuant to the Stock Purchase Agreement. The shares were issued pursuant to exemptions from the registration requirements of the Securities Act, provided by Section 4(2) thereof.

         The selling stockholders will act independently of Heska in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, at varying prices or at negotiated prices. The shares may be sold, without limitation, by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
(c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

         In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the shares short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares, which shares such broker-dealer or other financial institution may resell or otherwise transfer pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge the shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this prospectus.

         Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders and/or purchasers of the shares (and, if it acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales, may pay to or receive from the purchasers of such shares commissions computed as described above. Such broker-dealers and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be an underwriter under
Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

         To comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any persons engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. Heska will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares. Heska assumes no obligation to so deliver copies of this prospectus or any related prospectus supplement.

         At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

         The selling stockholders will be responsible for any fees, disbursements and expenses of any counsel for the selling stockholders. All other expenses incurred in connection with the registration of the shares, including printer's and accounting fees and the fees, disbursements and expenses of counsel for Heska will be borne by us up to a certain amount. Commissions and discounts, if any, attributable to the sales of the shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Heska will indemnify the selling stockholders against claims arising out of any untrue statement of a material fact contained in this Registration Statement or any omission to state therein a material fact necessary in order to make the statement made therein not misleading.

         Heska has undertaken to keep a Registration Statement of which this prospectus constitutes a part effective until the earlier of the disposition of the securities offered hereby or two years measured from the effective date of this Registration Statement. After such period, if we choose not to maintain the effectiveness of the Registration Statement of which this prospectus constitutes a part, the securities issuable offered hereby may not be sold, pledged, transferred or assigned, except in a transaction which is exempt under the provisions of the Securities Act of pursuant to an effective registration statement thereunder.

                                  LEGAL MATTERS

         Certain legal matters relating to the validity of the securities offered hereby will be passed upon for Heska by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Francisco, California.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Heska for the year ended December 31, 1999 have been so incorporated in reliance on the report of Arthur Andersen LLP, independent public accountants, given on the authority of said firm as experts in giving said reports.

         PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER HESKA NOR ANY SELLING STOCKHOLDERS HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THE SHARES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE SHARES.








                                HESKA CORPORATION

                                4,573,000 SHARES
                                  COMMON STOCK

                                   ----------

                                   PROSPECTUS

                                   ----------



                                 _________, 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The Company will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee.


SEC Registration Fee ..............       $ 1,358
Accounting fees and expenses ......        15,000
Legal fees and expenses ...........        20,000
Miscellaneous .....................           142
                                          -------
       Total ......................       $36,500
                                          =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation and our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require Heska, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

ITEM 16. EXHIBITS

                                  EXHIBIT INDEX

EXHIBIT
 NUMBER       NOTES       DESCRIPTION
   5.1                  Opinion of Wilson Sonsini Goodrich & Rosati,
                        Professional Corporation

  10.42        (1)      Stock Purchase Agreement dated February 1, 2001

  23.1 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

  23.2                  Consent of Arthur Andersen LLP, independent accountants

  24.1                  Power of Attorney (contained on Page II-3)
----------

NOTES

(1) Filed with Registrant's Current Report on Form 8-K on February 7, 2001.

ITEM 17. UNDERTAKINGS

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the

Securities Act of 1933, as amended (the "Securities Act:"), (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference into this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)      The undersigned Registrant hereby undertakes that:

         (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) for the purpose of determining liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Collins, State of Colorado, on February 14, 2001.

                                           HESKA CORPORATION


                                           By: /s/ Robert B. Grieve
                                              ---------------------------
                                              Robert B. Grieve
                                              Chief Executive Officer and
                                              Chairman of the Board

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert B. Grieve, Ronald L. Hendrick and Michael A. Bent his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant on February 14, 2001.


       SIGNATURE                            TITLE
       ---------                            -----
/s/ Robert B. Grieve               Chief Executive Officer (Principal Executive
-------------------------          Officer) and Chairman of the Board
Robert B. Grieve


/s/ Ronald L. Hendrick             Chief Financial Officer (Principal Financial
-------------------------          and Accounting Officer)
Ronald L. Hendrick


/s/ Fred M. Schwarzer              Director
-------------------------
Fred M. Schwarzer


/s/ A. Barr Dolan                  Director
-------------------------
A. Barr Dolan


/s/ Lyle A. Hohnke                 Director
-------------------------
Lyle A. Hohnke


       SIGNATURE                   TITLE
       ---------                   -----


/s/ William A. Aylesworth          Director
-------------------------
William A. Aylesworth


/s/ Lynnor B. Stevenson            Director
-------------------------
Lynnor B. Stevenson


/s/ Edith W. Martin                Director
-------------------------
Edith W. Martin



/s/ John F. Sasen, Sr.             Director
-------------------------
John F. Sasen, Sr.

                                INDEX TO EXHIBITS


EXHIBIT
 NUMBER       NOTES      DESCRIPTION
-------       -----      ------------
  5.1                    Opinion of Wilson Sonsini Goodrich & Rosati,
                         Professional Corporation

 10.42         (1)       Stock Purchase Agreement dated February 1, 2001

 23.1                    Consent of Wilson Sonsini Goodrich & Rosati,
                         Professional Corporation (included in Exhibit 5.1)

 23.2                    Consent of Arthur Andersen LLP, independent accountants

 24.1                    Power of Attorney (contained on Page II-3)

----------

NOTES

(1) Filed with Registrant's Current Report on Form 8-K on February 7, 2001.